EXHIBIT 99.1

Educational Development Corporation and Usborne Publishing, Ltd. Announce Plans to Publish Extensive Range of Spanish Language Titles

TULSA, Okla., June 29, 2018 (GLOBE NEWSWIRE) -- Today Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) and Usborne Publishing, Ltd. (Usborne) are pleased to announce plans to publish an extensive range of Spanish language titles for the US market. With over 41 million Americans having Spanish as their first language, and a further 11 million bilingual speakers, there is a growing demand for quality children's books in the Spanish language.

Randall White, President & CEO of EDC, stated, “Over the years, within our full array of Usborne books available, EDC has offered a few titles that provide a basic introductory concept to the Spanish language, including First Thousand Words in Spanish and The Big Book of Spanish Words. I believe that the inclusion of Spanish titles to an already brilliant catalog will be met with much enthusiasm.”

Peter Usborne commented, "Our relationship with EDC is over 30 years old and has been hugely successful in putting Usborne's English language books into the hands of American children and their parents. I'm delighted that we are able to add Spanish language publishing to this incredible cooperation. Whether it's English-speaking children expanding their knowledge of other languages, or children from a Spanish-speaking background who want to connect with their language, I am tremendously excited at the opportunity to reach millions of new Usborne readers in the USA."

Usborne Spanish titles will be published in the US under the Usborne imprint in partnership with EDC beginning in January, 2019 with the release of EDC’s Spring catalog.

About Usborne Publishing:
Usborne is the UK’s leading specialist children’s book publisher: an independent, family business which creates engaging, innovative, accessible books for children of all ages. Usborne books are written to appeal directly to children, and are there for every age and stage from newborn baby to young adult. Children can grow with Usborne books. For distinctive, enriching books for children, look for the Usborne balloon. Find out more at www.usborne.com.

About Educational Development Corporation

EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Investor relations contact:
Educational Development Corporation
Randall White, (918) 622-4522